Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 7, 2022, with respect to the statement of revenues and direct operating expenses of the Delaware Properties for the year ended December 31, 2020, incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Continental Resources, Inc. for the registration of debt securities, common stock, and preferred stock.

/s/ Ernst & Young LLP

Dallas, Texas
August 31, 2022